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                                                                   Exhibit 10.21

                               SEVERANCE AGREEMENT



In exchange for the promises and covenants contained herein, NETRADIO CORPORATION (the "Company") and JAN ANDERSEN (the "Employee") hereby agree as follows:

1. DEFINITIONS. We intend all words used in this Severance Agreement (the "Agreement") to have their plain meanings in ordinary English. Specific terms we use in this Agreement have the following meanings:

     A. The EMPLOYEE, as used herein, shall include the undersigned Employee and anyone who has obtained any legal rights or claims through the undersigned Employee.

     B. The COMPANY, as used herein, shall at all times mean NetRadio Corporation, its parent company, its subsidiaries, successors and assigns, its affiliated and predecessor companies, their successors and assigns, their affiliated and predecessor companies and the present or former directors, officers, employees, representatives and agents (including, without limitation, its accountants and attorneys) of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official or individual capacities.

     C. EMPLOYEE'S CLAIMS, as used herein, means all of the rights the Employee has now to any relief of any kind from the Company whether or not the Employee now knows about those rights, arising out of his employment with the Company, and his employment termination, including, but not limited to, claims for breach of contract; fraud or misrepresentation; the Age Discrimination in Employment Act; the Minnesota Human Rights Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; or other federal, state or local civil rights based on age or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this release shall not affect any claims which could be made under any employee welfare benefit plan or any pension or retirement plan through the Company.

2. THE COMPANY'S OBLIGATIONS AND SEVERANCE AGREEMENTS. In consideration for the Employee's promises contained herein, specifically including, but not limited to, the release of all claims by the Employee and the Employee's promises to refrain from disclosing confidential information and trade secrets of the Company, the Company agrees as follows:

     A. SEVERANCE PAYMENT. The Company agrees to pay to the Employee an aggregate severance payment of $125,000 (the "Severance Payment") in full satisfaction of all wage, commission, salary, bonus, royalty or other compensation claim Employee had,

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     has or may have against the Company. This Severance Payment will be payable as follows:

          i) bi-weekly, installment payments on the Company's regularly scheduled paydays in accordance with the Company's pay practices with the first such installment being made on the first pay period following today's date;

          ii)  a payment of $50,000 on October 24, 1999;

          iii) continuing bi-weekly installments on the Company's regularly scheduled paydays in accordance with the Company's pay practices; and

          iv) a final installment equal to $13,461.60 payable on April 14, 2000.

     Notwithstanding the foregoing, the Severance Payment shall be accelerated and due and payable in full within ten (10) business days following the occurrence of (i) successful consummation of an initial public offering of the Company's common stock or (ii) a "Change in Control" (as hereinafter defined). For purposes of this Agreement, "Change in Control" shall mean (i) the sale of all or substantially all of the assets of the Company, (ii) the acquisition by any means of more than fifty percent (50%) of the issued and outstanding voting stock of the Company by any entity, person or group of persons acting in concert, or (iii) the merger of the Company with, or the consolidation of the Company into, another corporation or entity.

     The Severance Payment shall be subject to federal and state withholding taxes and FICA.

     B.   ADDITIONAL TERMS.

          i) The employee's effective date of termination shall be the date this Agreement is executed by all of the parties hereto.

          ii) The Company agrees to amend Employee's stock option agreements dated June 1, 1998, numbered 5 and dated June 1, 1998, numbered 8, respectively, to reflect that all 150,000 options granted thereunder are vested and exercisable as of August 24, 1999 (subject to Section 5 hereof) for a period of ninety (90) days thereafter as provided in said agreements. In return, Employee agrees to execute a "lock up" agreement in the form attached as Exhibit A with respect to 100,000 of such options and any stock granted pursuant thereto.

          iii) Unless modifications are required by the Company's underwriters, the Company will not change the Employee's "friends of the Company" selections in connection with the Company's proposed public offering.

          iv) The Company will pay Employee the sum of $5,000 for legal fees incurred in connection with this transaction. The Company will issue the Employee a 1099 with respect to such payment and the Employee will be

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               solely responsible for paying any and all income, FICA or
               other taxes related thereto.

     C. MEDICAL INSURANCE BENEFITS. The Company, pursuant to federal and state law, will provide, for a period of eighteen (18) months following the effective date of the Employee's termination (the "COBRA Period"), a continuation of the group medical insurance coverage previously provided to Employee by the Company. Through April 14, 2000, the Company will pay that portion of the premium for group medical insurance that it paid during the Employee's employment. After April 14, 2000, the Employee will be required to pay for such benefits for the remainder of the COBRA Period, should the Employee elect to continue COBRA coverage.

     D. RESPONDING TO REFERENCE REQUESTS. The Company shall respond to reference requests regarding the Employee's employment with the Company by providing the dates the Employee worked for the Company and the position in which he worked and the recommendation letter attached hereto as Exhibit B. Employee agrees that he will direct all reference requests to Margot McManus, c/o Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428.

     E. CONFIDENTIALITY. The Company agrees that it will keep the terms and conditions of this Agreement strictly confidential, provided, however, that the Company may disclose the terms and conditions of this Agreement to its officers and directors, its human resources department, outside human resources consultants used by the Company, legal, accounting and financial advisors, and any other third party who has a bona fide and compelling need to know this information. Further, the Company is permitted to disclose the terms of this Agreement as required pursuant to any state or federal law, or as necessary to defend claims made against the Company.

     F. NO DISPARAGEMENT. Employee agrees that he shall not disparage or defame NetRadio Corporation in any respect, or make any derogatory comments concerning his employment relationship with the Company, and the Company agrees that it shall not disparage or defame Employee in any respect, or make any derogatory comments concerning his employment relationship with the Company. These provisions include the Company's officers, directors, agents and employees.

     G. REMEDIES. The Company acknowledges that a breach of the promises set forth in Sections 2.D., 2.E. and 2.F. may cause the Employee irreparable harm for which there is no adequate remedy at law, and the Company therefore consents to the issuance of any injunction in favor of the Employee enjoining the breach of any of those promises by any court of competent jurisdiction. The Company further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to the Employee.

     H. REGISTRATION STATEMENT. The employee acknowledges that he has participated in drafting the Company's Form S-1 Registration Statement and Amendments No. 1, 2 and 3 under the Securities Act of 1933 (the "Registration Statement") and has met with the Company's underwriters in connection with the Company's planned initial public

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     offering, and as of the date of the employee's last day of work for the
     Company, the employee represents and warrants to the Company that, to the Employee's knowledge, the Registration Statement did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3. EMPLOYEE OBLIGATIONS. As material inducement to the Company in entering into this Agreement and providing the consideration described in Section 2, the Employee hereby agrees as follows:

     A. RELEASE. Employee agrees to release all Employee's Claims. The Employee acknowledges that the money and promises received and to be received by the Employee are in exchange for the release of the Employee's Claims.

     B. COVENANT NOT TO SUE. Employee agrees that he will not take any action whatsoever to vindicate any rights he may have had if he had not released the Employee's Claims. Further, the Employee agrees to pay the Company's attorneys fees if the Employee breaches the covenant not to sue contained in this Section 3.B (excluding, however, any litigation Employee may commence to enforce the terms of this Agreement.

     C. COMPANY PROPERTY. The Employee will return all property belonging to the Company to the Company immediately upon the execution of this Agreement, whether such property is currently on or off the premises of the Company, including, without limitation, any and all computer hardware and computer software.

     D. CONFIDENTIALITY. At all times hereafter in perpetuity, the Employee will not use or make available or divulge to any person, firm, corporation or other entity any information of or regarding the Company, including without limitation, trade secrets, customer lists, business policies, financial information, technical information, methods of operation, marketing programs, customer price lists or any other confidential or secret information concerning the business and affairs of the Company or any of its affiliates.

     E. CONFIDENTIALITY OF AGREEMENT. The Employee agrees that he will keep the terms and conditions of this Agreement strictly confidential, provided, however, that the Employee may disclose the terms and conditions of this Agreement to his spouse, his attorney, his financial advisor, and as required pursuant to any state or federal law. The Employee agrees that in the event that Employee discloses any of the terms of this Agreement, including the fact of payment, other than as set forth above, he shall be liable to the Company as set forth in
     Section 3.G. of this Agreement and for any and all injuries or damages sustained by the Company, including costs, disbursements and attorneys' fees incurred by the Company as a direct result of the Employee's disclosure.

     F. COOPERATION WITH RESPECT TO CLAIMS AGAINST COMPANY. The Employee agrees to make reasonable efforts to assist the Company in its defense of any claims by current or former employees of the Company. Such assistance shall include, but not be limited to, providing information regarding claims, executing affidavits, and testifying on behalf of the Company if issued a subpoena. The Company shall reimburse the Employee for any

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     out of pocket expenses such as mileage and lost wages incurred pursuant to this Section 3.F.

     G. REMEDIES. The Employee acknowledges that any breach of any of the promises set forth in Sections 3.C, 3.D., 3.E. and 3.F. will cause the Company irreparable harm for which there is no adequate remedy at law, and the Employee therefore consents to the issuance of any injunction in favor of the Company enjoining the breach of any of those promises by any court of competent jurisdiction. If any promise made by the Employee in this Section 3 should be held to be unenforceable because of its scope or duration, or the area or subject matter covered thereby, the Employee agrees that the court making such determination shall have the power to reduce or modify the scope, duration, subject matter or area of that promise to the extent that allows the maximum scope, duration, subject matter or area permitted by applicable law. The Employee further agrees that the remedies provided for herein are in addition to, and are not to be construed as replacements for, or a limitation of, rights and remedies otherwise available to the Company.

4.   EMPLOYEE'S UNDERSTANDINGS.  The Employee acknowledges and represents that:

     A. The Employee understands that he has the right to consult with an attorney regarding the meaning and effect of this Agreement.

     B.   The Employee also understands that he has a period of twenty-one
     (21) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether or not to sign this Agreement, and that, having been advised of that entitlement, he may elect to sign this Agreement at any time prior to the expiration of that time period.

     C. The Employee understands that he may rescind (that is, cancel) within seven (7) calendar days of signing the Agreement the provisions of Section 3.A. of this Agreement with respect to claims arising under the Age Discrimination in Employment Act (the "ADEA Rescission Period") and that he may rescind within fifteen (15) calendar days of signing the Agreement the provisions of Section 3.A. of this Agreement with respect to claims arising under the Minnesota Human Rights Act (the "MHRA Rescission Period") (collectively, the "Rescission Periods"). To be effective, rescission must be in writing, delivered to Margot McManus, c/o Navarre Corporation, 7400 49th Avenue North, New Hope, Minnesota 55428, within the applicable rescission period, or sent to the Company, at such address, by certified mail, return receipt requested, postmarked within the applicable rescission period.

5. CANCELLATION OF AGREEMENT BY COMPANY. If the Employee exercises his right of rescission under Section 4.C. of this Agreement, the Company will have the right, exercisable by written notice delivered to the Employee, to terminate this Agreement in its entirety, in which event the Company will have no obligation whatsoever to the Employee hereunder. If the Employee exercises his right of rescission under Section 4.C. of this Agreement, and the Company does not exercise its right to terminate this Agreement hereunder, the remaining

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provisions of this Agreement (including specifically the remaining provisions of Section 3 of this Agreement) shall remain valid and continue in full force and effect.

6. PERFORMANCE BY EMPLOYEE. Nothing contained herein shall operate as a waiver or an election of remedies by the Company should the Employee fail to perform any duty or obligation imposed upon him hereunder. Notwithstanding anything contained herein to the contrary, this Agreement and the duties and obligations of the Employee hereunder shall continue in full force and effect irrespective of any violation of any term or provision of this Agreement by the Employee.

7. EMPLOYEE ACKNOWLEDGEMENTS. The Employee acknowledges and represents that: (a) he has read this Agreement and understands its consequences; (b) he has received adequate opportunity to read and consider this Agreement; (c) he has determined to execute this Agreement of his own free will and acknowledges that he has not relied upon any statements or explanations made by the Company regarding this Agreement; and (d) the promises of the Company made in this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by the Employee in this Agreement.

8. SUCCESSORS AND ASSIGNS. The Employee may not assign this Agreement without the express written consent of the Company. The Company shall assign this Agreement to any successor to all or substantially all of the business of the Company by purchase, merger, consolidation or otherwise, this Agreement shall be binding upon and inure to the benefit of any successor of the Company, and any such successor shall assume all of the Company's obligations hereunder.

9. ENTIRE AGREEMENT. This Agreement, including any exhibits attached hereto or documents expressly referred to herein, contains the entire agreement between the Company and the Employee and supersedes and cancels any and all other agreements, whether oral or in writing, between the Company and the Employee with respect to the matters referred to herein.

10. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

11. EFFECTIVE DATE. This Agreement was originally offered to Employee on or August 24, 1999. The Employee shall have until the close of business on September 14, 1999, to accept this Agreement. If the Employee desires to accept this Agreement, the Employee shall execute the Agreement and return the same to the Company at the address set forth in Section 4.C. hereof. If the Employee does not so accept this Agreement, this Agreement, and the offer contained herein, shall be null and void as of the close of business on September 14, 1999.

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12.  COUNTERPARTS.  This Agreement may be executed in counterparts with an executed counterpart to be delivered to the other party. Each such executed counterpart shall be deemed an original but shall constitute one and the same instrument.


NETRADIO CORPORATION


By:      ___________________________       ______________________________
         Edward A. Tomechko                JAN ANDERSEN
         Its Chief Executive Officer

Dated as of ___________________, 1999      Dated as of _____________, 1999

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                                  Exhibit A to
                        Jan Andersen Severance Agreement
                                Lock-Up Agreement

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                                  Exhibit B to
                        Jan Andersen Severance Agreement
                            Letter of Recommendation